                                                                   Exhibit 10.21

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS ([**]), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED





                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                       AND

                           VIACELL NEUROSCIENCE, INC.


                       EXCLUSIVE PATENT LICENSE AGREEMENT




              Offer to this agreement is open until August 20, 2002

                                TABLE OF CONTENTS


TABLE OF CONTENTS.....................................................        ii
RECITALS..............................................................         1
1.  Definitions.......................................................         2
2.  Grant of Rights...................................................         6
3.  COMPANY Diligence Obligations.....................................         8
4.  Royalties and Payment Terms.......................................        10
5.  Reports and Records...............................................        12
6.  Patent Prosecution................................................        15
7.  Infringement......................................................        16
8.  Indemnification and Insurance.....................................        17
9.  No Representations or Warranties..................................        19
10. Assignment........................................................        19
11. General Compliance with Laws......................................        19
12. Termination.......................................................        20
13. Dispute Resolution................................................        21
14. Miscellaneous.....................................................        22
APPENDIX A............................................................        25
APPENDIX B............................................................        26

                      MASSACHUSETTS INSTITUTE OF TECHNOLOGY
                       EXCLUSIVE PATENT LICENSE AGREEMENT


      This Agreement, effective as of the date set forth above the signatures of the parties below (the "EFFECTIVE DATE"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal office at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and ViaCell Neuroscience, Inc ("COMPANY"), a Delaware corporation and a wholly-owned subsidiary of ViaCell, Inc. with a principal place of business at 131 Clarendon Street, Boston, MA 02116.


                              R E C I T A L S

      WHEREAS, M.I.T. is the owner of certain PATENT RIGHTS (as later defined herein) relating to M.I.T. Case No. 9265, "A Novel Fibroblast Growth Factor Dimer", by Chi-pong Kwan, Rahul Raman, Ram Sasisekharan, Zachary Shriver, and Ganesh Venkataraman and has the right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive non-transferable license to practice the PATENT RIGHTS granted to the United States Government for government purposes;

      WHEREAS, M.I.T. desires to have the PATENT RIGHTS developed and commercialized to benefit the public and is willing to grant a license thereunder;

      WHEREAS, COMPANY has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that COMPANY shall commit itself to a thorough, vigorous and diligent program of exploiting the PATENT RIGHTS with the intent that public utilization shall result therefrom; and

      WHEREAS, COMPANY desires to obtain a license under the PATENT RIGHTS upon the terms and conditions hereinafter set forth.

      NOW, THEREFORE, M.I.T. and COMPANY hereby agree as follows:

                              1. DEFINITIONS.

      1.1 "AFFILIATE" shall mean any legal entity (such as a corporation, partnership, or limited liability company) that is controlled by COMPANY. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

      1.2 "BIOLOGICS LICENSE APPLICATION" or "BLA" shall mean a Biologics License Application or similar application, such as a New Drug Application or Marketing Approval Authorization, filed with the FDA after completion of human clinical trials to obtain marketing approval of a LICENSED PRODUCT or a LICENSED SERVICE.

      1.3 "CORPORATE PARTNER" shall mean: a) any non-AFFILIATE entity which agrees to compensate (either in cash or non-cash) COMPANY for any one or more of the rights to market, distribute, sell, use, and/or transfer LICENSED PRODUCTS and/or LICENSED PROCESSES, or b) any non-AFFILIATE entity which agrees to compensate (either in cash or non-cash) COMPANY for the right to incorporate LICENSED PRODUCTS in its own drug delivery system(s) and for any one or more of the rights to market, distribute, sell, use, and/or transfer the resulting combination, or c) any non-AFFILIATE entity which agrees to compensate (either in cash or non-cash) COMPANY for the right to attach its own biologically active agent(s) to LICENSED PRODUCTS and for any one or more of the rights to market, distribute, sell, use, and/or transfer the resulting combination. Any CORPORATE PARTNER, as defined in this paragraph, that also receives a sublicense of the PATENT RIGHTS shall also be considered a SUBLICENSEE

      1.4 "CORPORATE PARTNER INCOME" shall mean any payments that COMPANY or an AFFILIATE receives from a CORPORATE PARTNER in consideration for rights to market, distribute, sell, use and/or transfer LICENSED PRODUCTS and/or LICENSED PROCESSES, including without limitation license fees, milestone payments other than those defined under MILESTONE PAYMENTS, license maintenance fees, and other payments, but specifically excluding MILESTONE PAYMENTS, royalties on NET SALES, payments received for the license or sublicense of any intellectual property other than the PATENT RIGHTS, reimbursement for patent and other expenses incurred or to be incurred in behalf of the CORPORATE PARTNER, amounts received by COMPANY from a CORPORATE PARTNER for equity at FAIR MARKET VALUE, debt at fair market value, or payment for COMPANY's actual costs, without mark up, for each of research and development, equipment, supplies, and products or services purchased from COMPANY.

      1.5 "EXCLUSIVE PERIOD" shall mean the period of time set forth in Section 2.2.

      1.6 "FAIR MARKET VALUE" shall mean the closing price on the public exchange for a share of Common Stock in COMPANY or in the event that COMPANY's stock is not publicly traded, the highest price per share that the COMPANY could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the COMPANY, from authorized but unissued shares, as determined in good faith by the Board of Directors of the COMPANY, unless the COMPANY shall become subject to a merger, acquisition or other consolidation pursuant to which the COMPANY is not the surviving party, in which case the current fair market value of a share of Common Stock shall be deemed to be the value received by the holders of the COMPANY's Common Stock for each share of Common Stock pursuant to the COMPANY's acquisition.

      1.7 "FIELD" shall mean human therapeutics for the treatment of neurological disorders and conditions, which shall include disorders and conditions pertaining to the central nervous, peripheral nervous, autonomic nervous, and neuromuscular systems.

      1.8 "IMPROVEMENT" shall mean any patentable invention, or group of patentable inventions that are: (a) not included in the PATENT RIGHTS; (b) dominated by a VALID CLAIM of the PATENT RIGHTS; (c) conceived or reduced to practice under M.I.T. research programs in which Professor Ram Sasisekharan is the principal investigator; and (d) disclosed to the M.I.T. Technology Licensing Office within one (1) year of the EFFECTIVE DATE of this Agreement.

      1.9 "KNOW-HOW" shall mean any M.I.T.-owned technical information, know-how, procedures, or methods known to Dr. Ram Sasisekharan that may be necessary or useful in the development, manufacture, use, sale, lease or import of LICENSED PRODUCTS or LICENSED PROCESSES and which is acquired by the COMPANY during the first year of the TERM.

      1.10  "LICENSED PRODUCT" shall mean any product or part thereof that:
            (i) absent the license granted hereunder, would infringe one or more VALID CLAIMS of the PATENT RIGHTS; or
            (ii) is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

      1.11 "LICENSED PROCESS" shall mean any process that, absent the license granted hereunder, would infringe one or more VALID CLAIMS of the PATENT RIGHTS or which uses a LICENSED PRODUCT.

      1.12 "MILESTONE PAYMENT" shall mean a payment to COMPANY or AFFILIATE from a CORPORATE PARTNER or SUBLICENSEE due upon achievement of an agreed upon technical, business, or regulatory milestone pertaining to the research, development or commercialization of LICENSED PRODUCTS or LICENSED PROCESSES. Illustrative examples of such milestones include, but are not limited to: using LICENSED PRODUCTS to deliver a certain drug in a living animal, delivery of a sample LICENSED PRODUCT customized to the requirements of the CORPORATE PARTNER or SUBLICENSEE, obtaining regulatory approval for a LICENSED PRODUCT. Payments received by COMPANY for the purchase or sale of debt up to and at fair market value or of equity in COMPANY at a price up to and including the FAIR MARKET VALUE are excluded from this definition. The amount of such payment which exceeds the FAIR MARKET VALUE is included in this definition. Bona fide payments to COMPANY or AFFILIATE from a CORPORATE PARTNER or SUBLICENSEE that are expressly intended to fund or pay for equipment, supplies, research and development, products, services, patent expenses or other expenses incurred or to be incurred in behalf of that CORPORATE PARTNER or SUBLICENSEE are excluded from this definition.

Bona fide payments to COMPANY or AFFILIATES from a CORPORATE PARTNER or SUBLICENSEE for rights other than those licensed hereunder are excluded from this definition. (documentation of all payments described in this paragraph to be provided as described in Section 5.2(viii)).

      1.13 "NET SALES" shall mean the gross amount billed by COMPANY and its AFFILIATES and SUBLICENSEES for LICENSED PRODUCTS and LICENSED PROCESSES, less the following:

            (i) customary trade, quantity, or cash discounts to the extent actually allowed and taken;

            (ii) amounts repaid or credited by reason of rejection or return;

            (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a LICENSED PRODUCT or LICENSED PROCESS which is paid by or on behalf of COMPANY; and

            (iv) outbound transportation and packing costs prepaid or allowed and costs of insurance in transit.

            (v) unpaid balances on amounts so billed for LICENSED PRODUCTS and LICENSED PROCESSES that have not been paid, not withstanding COMPANY's reasonable efforts of collection, within 120 days of the date such balances were due, and provided that unpaid balances do not exceed [**] of NET SALES for that REPORTING PERIOD.

            No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by COMPANY and on its payroll, or for cost of collections. NET SALES shall occur on the date of billing for a LICENSED PRODUCT or LICENSED PROCESS. If a LICENSED PRODUCT or a LICENSED PROCESS is distributed at a discounted price that is substantially lower than the customary price charged by COMPANY, or distributed for non-cash consideration (whether or not at a discount), NET SALES shall be calculated based on the non-discounted amount of the LICENSED PRODUCT or LICENSED PROCESS charged or customarily charged to an independent third party during the same REPORTING PERIOD or, in the absence of such sales, on the fair market value of the LICENSED PRODUCT or LICENSED PROCESS, provided, however, that M.I.T. agrees that COMPANY may distribute a commercially reasonable quantity (not to exceed [**] of the total NET SALES for that REPORTING PERIOD) of LICENSED PRODUCTS at a discounted price, or at no cost to the recipients of such LICENSED PRODUCTS for development, marketing, and sales purposes which shall not be included in the NET SALES calculation at fair market value..

            Non-monetary consideration shall not be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any LICENSED PRODUCTS or LICENSED PROCESSES without the prior written consent of M.I.T.

            In the event that a LICENSED PROCESS is provided or a LICENSED PRODUCT is sold in combination with another process or product which is not a LICENSED PROCESS or LICENSED PRODUCT, NET SALES shall mean the amount billed by COMPANY or its AFFILIATES and SUBLICENSEES on sales of the combination process or product less the deductions set forth above, multiplied by a proration factor that is determined as follows:

      If all components of the combination process or product were sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [A / (A+B)], where A is the aggregate gross sales price of all LICENSED PROCESS or LICENSED PRODUCT components during such period when sold separately from the other essential functional components, and B is the aggregate gross sales price of the other essential functional components during such period when sold separately from the LICENSED PROCESS or LICENSED PRODUCT components; or If all components of the combination process or product were not sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [C / (C+D)], where C is the value of the LICENSED PROCESS or LICENSED PRODUCT components and D is the value of the other essential functional components, with such value being determined in good faith by the parties.

      1.14 "PATENT EXPENSES" shall mean all fees and costs, including attorneys fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS.

      1.15  "PATENT RIGHTS" shall mean:

            (a) the United States and international patents listed on Appendix
A;

            (b) the United States and international patent applications and/or provisional applications listed on Appendix A and the resulting patents;

            (c) any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that result from the provisional applications listed on Appendix A, to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

            (d) any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (a), (b), and (c) above; and

            (e) international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (a), (b), (c), and (d) above, and the resulting patents.

      1.16 "REPORTING PERIOD" shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

      1.17 "SUBLICENSE INCOME" shall mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of the rights granted COMPANY under Section 2.1, including without limitation license fees, milestone payments other than those defined under MILESTONE PAYMENTS, license maintenance fees, and other payments, but specifically excluding MILESTONE PAYMENTS, royalties on NET SALES, payments received for the license or sublicense of any intellectual property other than the PATENT RIGHTS, payments received by COMPANY from a SUBLICENSEE for the purchase or sale of debt at fair market value or of equity at FAIR MARKET VALUE, reimbursement for patent expenses or payment for COMPANY's actual costs, without mark up for each of research and development, equipment, supplies, and products or services purchased from COMPANY.

      1.18 "SUBLICENSEE" shall mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

      1.19 "TANGIBLE PROPERTY" shall mean shall mean the specific biological and/or chemical material as identified in Appendix C. M.I.T. retains ownership of any TANGIBLE PROPERTY.

      1.20 "TERM" shall mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of the last remaining VALID CLAIM of any issued patents and filed patent applications within the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement, in which case the TERM shall terminate upon the effective date of such termination.

      1.21  "TERRITORY" shall mean worldwide.

      1.22 "VALID CLAIM" shall mean a either (a) a claim of an issued patent within the PATENT RIGHTS that has not been held invalid by an administrative agency or court of competent jurisdiction in any unappealed or unappealable decision or (b) a claim of a pending application that has not been abandoned or finally rejected without the possibility of appeal or refilling. The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the TERRITORY.

                               2. GRANT OF RIGHTS.

      2.1 License Grants. Subject to the terms of this Agreement, M.I.T. hereby grants to COMPANY and its AFFILIATES for the TERM

            (a) a royalty-bearing license under the PATENT RIGHTS to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY;

            (b) a royalty-bearing license to use the TANGIBLE PROPERTY to develop, make, have made, use, sell, offer to sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY and to develop and perform LICENSED PROCESSES in the FIELD in the TERRITORY.

      2.2 Exclusivity. In order to establish an exclusive period for COMPANY, M.I.T. agrees that it shall not grant any other license to develop, make, have made, use, sell, offer to sell, lease and import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform LICENSED PROCESSES in the FIELD in the TERRITORY during the TERM, unless sooner terminated as provided in this Agreement.

      2.3 Exclusive Option to IMPROVEMENTS. Provided that an IMPROVEMENT is not encumbered by an agreement with a third party that would preclude so adding them, M.I.T. hereby grants to COMPANY an exclusive option to add IMPROVEMENTS to the PATENT RIGHTS in the FIELD for which exclusive rights are granted in Section 2.2, for sixty (60) days after COMPANY has been notified of the existence of each such IMPROVEMENT (an "Option Period"). M.I.T. shall notify COMPANY in writing of any IMPROVEMENTS and the fee, if any, of up to [**] as determined by M.I.T. commensurate with the value of the IMPROVEMENT, to add such IMPROVEMENT to the PATENT RIGHTS. At the same time, M.I.T. shall furnish COMPANY a copy of the invention disclosure and any related patent applications, which shall be kept confidential under the terms of Section
5.5 of this Agreement. COMPANY may exercise its option to add such IMPROVEMENT to the PATENT RIGHTS by providing M.I.T., within the relevant Option Period, with written notification of COMPANY's desire to so add the IMPROVEMENT to the PATENT RIGHTS and by paying M.I.T. the requested fee for each IMPROVEMENT so added. Upon COMPANY's exercise of such right, such IMPROVEMENT shall be added to the PATENT RIGHTS and Appendix A hereto shall be deemed to have been amended to add the invention disclosure (and any related patent applications) covering such IMPROVEMENT. M.I.T. shall provide COMPANY with an updated Appendix A for its records within thirty (30) days of M.I.T.'s receipt of the requested fee. Until the earlier of either (a) COMPANY's failure to exercise its right to add an IMPROVEMENT to the PATENT RIGHTS within the relevant Option Period or (b) COMPANY written notification to M.I.T. that it is not interested in adding such IMPROVEMENT to the PATENT RIGHTS, M.I.T. shall not offer a license to such IMPROVEMENT to any third party, except to the extent M.I.T. is obligated under an agreement to so offer such IMPROVEMENT to a third party.

      2.4 Transfer of TANGIBLE PROPERTY to Third Parties. COMPANY and its AFFILIATES may not transfer the TANGIBLE PROPERTY to any third parties, except COMPANY may transfer the TANGIBLE PROPERTY to SUBLICENSEES under the terms of
Article 2.5 and may transfer the TANGIBLE PROPERTY to third parties for the sole purpose of either developing a manufacturing process of a LICENSED PRODUCT or for the manufacture of a LICENSED PRODUCT, provided that such third party agrees to not to further transfer the TANGIBLE PROPERTY and upon the end of its relationship with COMPANY, destroys the TANGIBLE PROPERTY per Article 12.4(c).

      2.5 Sublicenses. COMPANY shall have the right to grant sublicenses of its rights under Section 2.1 only during the EXCLUSIVE PERIOD. Such sublicenses may extend past the expiration date of the EXCLUSIVE PERIOD, but any exclusivity of such sublicense shall expire upon the expiration of the EXCLUSIVE PERIOD. COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement. COMPANY shall promptly furnish M.I.T. with copies of those portions related to the PATENT RIGHTS of an executed version of any sublicense agreement sufficient to demonstrate COMPANY's compliance with the terms of this agreement. Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions to be no less favorable as a whole than those granted to SUBLICENSEE by COMPANY.

      2.6 U.S. Manufacturing. COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States to the extent required by 35 U.S.C. 204.

      2.7  Retained Rights.

            (a) M.I.T. M.I.T. retains the right to practice under the PATENT RIGHTS for research, teaching, and educational purposes.

            (b) Federal Government. COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C.Sections 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

      2.8 No Additional Rights. Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the PATENT RIGHTS and IMPROVEMENTS, regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS. COMPANY shall have no obligations or liabilities to M.I.T. for any future use of any KNOW-HOW that COMPANY has or will acquire.

                        3. COMPANY DILIGENCE OBLIGATIONS.

      3.1 Diligence Requirements. COMPANY shall use commercially reasonable diligent efforts, or shall require its AFFILIATES and SUBLICENSEES to use commercially reasonable diligent efforts, to develop one or more LICENSED PRODUCTS or LICENSED PROCESSES and to introduce LICENSED PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY shall use commercially reasonable diligent efforts to make or shall require its AFFILIATES or SUBLICENSEES to use commercially reasonable diligent efforts to make one or more LICENSED PRODUCTS or LICENSED PROCESSES reasonably available to the public. Specifically, COMPANY or AFFILIATE or SUBLICENSEE shall fulfill the following obligations:

            (a) Within [**] after the EFFECTIVE DATE, COMPANY shall furnish M.I.T. with a written research and development plan describing the major tasks to be achieved in order to bring to market a LICENSED PRODUCT or a LICENSED PROCESS, specifying the number of staff and other resources to be devoted to such commercialization effort.

            (b) Within [**], COMPANY shall furnish M.I.T. with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS or LICENSED PROCESSES. The report shall also contain a discussion of intended efforts and sales projections for the year in which the report is submitted.

            (c) COMPANY shall permit an in-plant inspection by M.I.T. on or before December 31, 2002, during COMPANY's normal business hours and with at least ten (10) days prior written notice from M.I.T., and thereafter permit in-plant inspections by M.I.T. during such hours and with such notice at regular intervals with at least twelve (12) months between each such inspection.

            (d) COMPANY shall designate no less than two (2) full-time equivalent personnel ("FTE"s) towards the development of LICENSED PRODUCTS from the EFFECTIVE DATE until December 31, 2003.

            (e) COMPANY shall designate no less than four (4) FTEs towards the development of LICENSED PRODUCTS beginning January 1, 2004 and ending upon the first commercial sale of a therapeutic LICENSED PRODUCT.

            (f) COMPANY shall cause the development of LICENSED PRODUCTS and LICENSED PROCESSES to be managed and directed by a COMPANY employee or consultant whose credentials shall include, but are not limited to, more than five (5+) years in clinical and pre-clinical stroke recovery research including administration of animal and clinical trials of FGF molecules similar to the one disclosed under M.I.T. Case No. 9265.

            (g) COMPANY shall have begun all toxicology studies related to LICENSED PRODUCTS and/or LICENSED PROCESSES by December 31, 2004.

            (h) COMPANY shall file for an IND covering a LICENSED PRODUCT and/or a LICENSED PROCESS by December 31, 2006.

            (i) COMPANY shall file for a BLA covering a LICENSED PRODUCT and/or a LICENSED PROCESS by December 31, 2009.

            (j) COMPANY shall make a first commercial sale of a LICENSED PRODUCT and/or a first commercial performance of a LICENSED PROCESS on or before June 30, 2010.

            (k) COMPANY shall make NET SALES of at least [**] per calendar year within two (2) years of the first commercial sale of a LICENSED PRODUCT.

            The foregoing not withstanding, upon COMPANY's written request and M.I.T.'s consent, such consent not to be unreasonably withheld or delayed, the time periods specified in this Section 3.1 shall be extended to mutually acceptable dates by amendment to this agreement if such an extension is supported in writing by evidence of technical difficulties or delays that could not have been reasonably avoided and the parties could not have reasonably anticipated as of the EFFECTIVE DATE.

            In the event that M.I.T. determines that COMPANY (or an AFFILIATE or SUBLICENSEE) has not fulfilled its obligations under Section 3.1(a-j), taking into account any agreed upon extensions of the term periods therein, M.I.T. shall furnish Company with written notice of such determination, which shall state the consequences of such failure, including termination of the license. Within sixty (60) days after receipt of such notice, COMPANY shall either (i) fulfill the relevant obligation or, (ii) at M.I.T.'s sole discretion, negotiate an acceptable schedule of revised diligence obligations, failing which M.I.T. may treat such failure as a material breach in accordance with Section 12.3(b).

                         4. ROYALTIES AND PAYMENT TERMS.

      4.1  Consideration for Grant of Rights.

            (a) License Issue Fee and Patent Cost Reimbursement. COMPANY shall pay to M.I.T. on the EFFECTIVE DATE a license issue fee of Fifty Thousand dollars ($50,000.00), less the Ten Thousand dollars ($10,000) that COMPANY has previously paid to M.I.T. in Option Fees, and, in accordance with Section 6.3, shall reimburse M.I.T. for its actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS. These payments are nonrefundable.

            (b) License Maintenance Fees. COMPANY shall pay to M.I.T. the following license maintenance fees on the dates set forth below:

                  June 1, 2003           [**]
                  June 1, 2004           [**]
                  June 1, 2005           [**]
                  June 1, 2006           [**]
                  June 1, 2007           [**]
                  June 1, 2008           [**]
                  June 1, 2009           [**]
                  June 1, 2010           [**]
                  and each June 1 of
                  every year thereafter  [**]

                  This annual license maintenance fee is [**]; however, the license maintenance fee shall be [**] earned during the same calendar year, if any. License maintenance fees paid in excess of running royalties due in such calendar year [**] amounts due for future years.

            (c) Milestone Payments: COMPANY shall pay to M.I.T. the following amounts upon achievement of certain product development milestones as set forth below:

                  (i) Upon the FDA's acceptance of the first IND application by COMPANY covering a LICENSED PRODUCT or a LICENSED
                        PROCESS: [**].

                  (ii) Upon COMPANY's filing of the first BLA covering a LICENSED PRODUCT or LICENSED PROCESS: [**].

                  (iii) Upon the FDA's approval of COMPANY's first BLA covering a LICENSED PRODUCT or LICENSED PROCESS:
                        [**]

                  These product development milestones are[**]; however, a milestone shall be [**], if any. Product development milestones paid in excess of running royalties due in such calendar year [**] amounts due for future years.

            (d) Running Royalties. COMPANY shall pay to M.I.T. a running royalty of [**] of NET SALES by COMPANY, AFFILIATES and SUBLICENSEES. Running royalties shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD. Royalty obligations with respect to each

LICENSED PROCESS and LICENSED PRODUCT shall terminate on a country-by-country basis upon the expiration of the last-to-expire VALID CLAIM, which covers each LICENSED PROCESS and LICENSED PRODUCT in each country.

            (e) Sharing of Other Income. COMPANY shall pay M.I.T. a total of [**] of all SUBLICENSE INCOME, CORPORATE PARTNER INCOME and MILESTONE PAYMENTS received by COMPANY or AFFILIATES, excluding running royalties on NET SALES of SUBLICENSEES. For the avoidance of doubt, any payment made to COMPANY by a SUBLICENSEE or CORPORATE PARTNER shall only be counted (if at all) towards only one of SUBLICENSE INCOME, CORPORATE PARTNER INCOME or MILESTONE PAYMENTS and shall not be counted towards two or more of the preceding figures such that COMPANY shall owe M.I.T. only [**] payment on any such payment by a SUBLICENSEE or CORPORATE PARTNER. Such amount shall be payable for each REPORTING PERIOD and shall be due to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD.

            (f) No Multiple Royalties. If the manufacture, use, lease, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

            (g) Third Party Royalties. In the event that COMPANY is legally required to make royalty payments to one or more third parties whose patent rights dominate the PATENT RIGHTS, in order to develop, make, have made, use, sell, offer to sell, lease, and import LICENSED PRODUCTS or to perform any LICENSED PROCESSES, COMPANY may offset a total of [**] of such third-party payments against any royalty payments that are due to M.I.T. in the same REPORTING PERIOD; provided, however that in no event shall the royalty payments under Section 4.1(d) when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] in any REPORTING PERIOD.

      4.2  Payments.

            (a) Method of Payment. All payments under this Agreement should be made payable to "Massachusetts Institute of Technology" and sent to the address identified in Section 1.1. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

            (b) Payments in U.S. Dollars. All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD. Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.

            (c) Blocked Payments. If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden ("Blocked Payments"), COMPANY shall give M.I.T. prompt notice in writing and shall pay the Blocked Payments through such means or methods as are lawful in such country as M.I.T. may reasonably designate. Failing the designation by M.I.T.

of such lawful means or methods within thirty (30) days after such notice is given to M.I.T., COMPANY shall deposit such Blocked Payments in local currency to the credit of M.I.T. in a recognized banking institution selected by COMPANY and identified in a written notice to M.I.T. by COMPANY, and such deposit shall fulfill all obligations of COMPANY to M.IT. with respect to such Blocked Payments. So long as COMPANY satisfies the provisions of this Section 4.2(c), COMPANY shall not be considered to have violated any of its payment obligations hereunder with respect to any Blocked Payments.

            (d) Late Payments. Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

                          5. REPORTS AND RECORDS.

      5.1  Frequency of Reports.

            (a) Before First Commercial Sale. Prior to the first commercial sale of any LICENSED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year, as further described in Section 5.2.

            (b) Upon First Commercial Sale of a LICENSED PRODUCT or Commercial Performance of a LICENSED PROCESS. COMPANY shall report to M.I.T. the date of first commercial sale of a LICENSED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within sixty (60) days of occurrence in each country.

            (c) After First Commercial Sale. After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

      5.2 Content of Reports and Payments. Each report delivered by COMPANY to M.I.T. shall contain at least the following information for the immediately preceding REPORTING PERIOD:

            (i) the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

            (ii) a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

            (iii) the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

            (iv) calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

            (v) total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

            (vi) the amount of SUBLICENSE INCOME received by COMPANY from each SUBLICENSEE and the amount due to M.I.T. from such SUBLICENSE INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME; and

            (vii) the amount of CORPORATE PARTNER INCOME received by COMPANY from each CORPORATE PARTNER and the amount due to M.I.T. from such CORPORATE PARTNER INCOME, including an itemized breakdown of the sources of income comprising the CORPORATE PARTNER INCOME; and

            (viii) the amount of MILESTONE PAYMENTS received by COMPANY and the amount due to M.I.T. from such MILESTONE PAYMENTS, including an itemized breakdown of the sources of income comprising the MILESTONE PAYMENTS; and

            (ix) the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

            (x) the number of CORPORATE PARTNER agreements entered into for the REPORTING PERIOD.

      If no amounts are due to M.I.T. for any REPORTING PERIOD, the report shall so state.

      5.3 Financial Statements. On or before the ninetieth (90th) day following the close of COMPANY's fiscal year, COMPANY shall provide M.I.T. with COMPANY's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by COMPANY's treasurer or chief financial officer or by an independent auditor.

      5.4 Records. COMPANY shall maintain, and shall require its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T. shall have the right to appoint a certified public accountant reasonably acceptable to COMPANY to inspect such records, at M.I.T.'s expense, during COMPANY's normal business hours and upon reasonable notice to COMPANY for the sole purpose of verifying any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of five percent (5%), COMPANY shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

      5.5 Information Exchange. During the TERM, COMPANY and M.I.T. are likely to exchange information relating to the PATENT RIGHTS and their commercial exploitation by COMPANY. The following provisions are intended to protect the confidential or proprietary information of each party.

            (a) Confidential Information. "Confidential Information" shall mean any confidential or proprietary information furnished by one party (the "Disclosing Party") to the other party (the "Receiving Party") in connection with this Agreement, provided that such information is specifically designated in writing as confidential. Such Confidential Information shall include, without limitation, any information relating to the PATENT RIGHTS and the records and reports provided by COMPANY to M.I.T. pursuant to Sections 5.1 and 5.2. Confidential Information that is disclosed in writing shall be marked with a legend indicating its confidential status (such as "Confidential" or "Proprietary"). Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure; such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

            (b) Obligations. During the period of this Agreement and for a period of three (3) years thereafter,, the Receiving Party shall (i) maintain Confidential Information of the Disclosing Party in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information for the purposes of this Agreement; (ii) use such Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all such reproductions being considered Confidential Information.

            (c) Exceptions. The obligations of the Receiving Party under Section 5.5(b) above shall not apply to the extent that the Receiving Party can demonstrate that certain Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of such disclosure and the Receiving Party takes all reasonable actions to obtain confidential treatment of such information and, if possible, to minimize the extent of such disclosure.

            (d) Ownership and Return. The Receiving Party acknowledges that the Disclosing Party (or any third party entrusting its own information to the Disclosing Party) claims ownership of its Confidential Information in the possession of the Receiving Party. Upon the expiration or termination of this Agreement, and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information solely for the purpose of monitoring its obligations under this Agreement.

            (e) Right to Injunctive Relief. The Receiving Party acknowledges that disclosure or distribution of Confidential Information or use of Confidential Information contrary to the terms of this Agreement may cause irreparable harm to the Disclosing Party, for which damages at law may not be an adequate remedy, and agrees that the provisions of this Agreement prohibiting disclosure or distribution of the Confidential Information or use contrary to the provisions hereof may be specifically enforced through injunctive relief by a court of competent jurisdiction in addition to any and all other remedies available at law or in equity.


                           6. PATENT PROSECUTION.

      6.1 Responsibility for PATENT RIGHTS. M.I.T. shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS. M.I.T. and its appointed patent attorneys will use reasonable efforts to copy COMPANY on all patent correspondence as follows: (a) documents received from any patent office shall be provided to COMPANY promptly after receipt; (b) any document to be filed in any patent office shall be provided in draft form to COMPANY sufficiently prior to such document's filing to allow for review and comment by COMPANY; and (c) documents filed with any patent office shall be provided to COMPANY promptly after filing. COMPANY shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance.

      6.2 International (non-United States) Filings. Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained. Appendix B may be amended by mutual agreement of COMPANY and M.I.T.

      6.3 Payment of Expenses. Payment of all PATENT EXPENSES shall be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE. As of August , 2002, M.I.T. has incurred approximately Eight Thousand Dollars ($8000.00) for such patent-related fees and costs. COMPANY shall reimburse all amounts due pursuant to this Section within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 4.2(c). In all instances, M.I.T. shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

      6.4 Third Party Share. If during the TERM, M.I.T. should grant an exclusive license to any third party(ies) under the PATENT RIGHTS outside the FIELD ("THIRD PARTY LICENSE"), COMPANY shall therefore be responsible for its pro-rata share of PATENT EXPENSES during the term of such a THIRD PARTY LICENSE. In addition, where reasonable, M.I.T. shall require such third party(ies) to pay their pro-rata share of PATENT EXPENSES incurred before the Effective Date of any THIRD PARTY LICENSE and any payment made under such a THIRD PARTY LICENSE specifically towards PATENT EXPENSES already paid by COMPANY, will be credited in full to the COMPANY.

      6.5 Abandonment. In the event that M.I.T. desires to abandon any patent or patent application within the PATENT RIGHTS, M.I.T. shall provide COMPANY with reasonable prior written notice of such intended abandonment or decline of responsibility, and COMPANY shall have the right, at its expense, to prepare, file, prosecute, and maintain the relevant PATENT RIGHTS.

                              7. INFRINGEMENT.

      7.1 Notification of Infringement. Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the PATENT RIGHTS.

      7.2  Right to Prosecute Infringements.

            (a) COMPANY Right to Prosecute. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the PATENT RIGHTS in the FIELD in the TERRITORY, subject to Sections 7.4 and 7.5. If required by law, M.I.T. shall permit any action under this Section to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold M.I.T. harmless from, and indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. incurs in connection with such action.

                  Prior to commencing any such action, COMPANY shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest, provided that any decision to commence such an action shall be solely within the COMPANY's discretion. COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section without the prior written consent of M.I.T., such consent not to be unreasonably withheld or delayed

            (b) M.I.T. Right to Prosecute. In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within six (6) months after COMPANY first becomes aware of the basis for such action, M.I.T. shall have the right, at its sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to M.I.T.

      7.3 Declaratory Judgment Actions. In the event that a declaratory judgment action is brought against M.I.T. or COMPANY by a third party alleging invalidity, unenforceability, or non-infringement of the PATENT RIGHTS, M.I.T., at its option, shall have the right within twenty (20) days after commencement of such action to take over the sole defense of the action at its own expense. If M.I.T. does not exercise this right, COMPANY may take over the sole defense of the action at COMPANY's sole expense, subject to Sections
7.4 and 7.5. In either case, the non-controlling party shall have the right to participate in, comment upon and make recommendations regarding the course of the controlling party's defense of such declaratory judgment action, which recommendations the controlling party. agrees to follow except to the extent such recommendations would result, in M.I.T.'s reasonable determination, in an unwarranted narrowing of the PATENT RIGHTS. The controlling party shall provide to the non-controlling party each document or a draft thereof pertaining to the declaratory judgment action, including but not limited to each communication with opposing counsel, pleading, discovery request, or other court filing, as follows: (a) documents received from the court or from opposing counsel shall be provided to the non-controlling party promptly after receipt; and (b) for a document to be served on opposing counsel or filed in court, a draft of such document shall be provided to the non-controlling party sufficiently prior to its filing, to allow for review and comment by the non-controlling party as provided above.


      7.4 Offsets. COMPANY may offset a total of [**] of any expenses incurred under Sections 7.2 and 7.3 against any payments due to M.I.T. under Article 4, provided that in no event shall such payments under Article 4, when aggregated with any other offsets and credits allowed under this Agreement toward such payments, be reduced by more than [**] in any REPORTING PERIOD.

      7.5 Recovery. Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty or other payments withheld from M.I.T. as described in Section 7.4),
(ii) as to ordinary damages, COMPANY shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and COMPANY shall pay to M.I.T. based upon such amount a reasonable approximation of the royalties and other amounts that COMPANY would have paid to M.I.T. if COMPANY had sold the infringing products, processes and services rather than the infringer, and (iii) as to any award of special or punitive damages, the COMPANY shall receive [**] and M.I.T. shall receive [**] of any award.

      7.6 Cooperation. Each party agrees to cooperate in any action under this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

      7.7 Right to Sublicense. So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses. Any upfront fees and other revenues delivered to COMPANY pursuant to such sublicense shall be treated as set forth in Article 4.

                     8. INDEMNIFICATION AND INSURANCE.

      8.1  Indemnification.

            (a) Indemnity. COMPANY shall indemnify, defend, and hold harmless M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, imported, or performed pursuant to any right or license granted under this Agreement.

            (b) Procedures. The Indemnitees agree to provide COMPANY with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. COMPANY agrees, at its own expense, to provide attorneys selected by COMPANY and reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. COMPANY agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

      8.2 Insurance. Prior to the first use of a LICENSED PRODUCT in humans, COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability and errors and omissions insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1(a) above. Such insurance (i) shall list M.I.T. as an additional insured thereunder, (ii) shall be endorsed to include product liability coverage, and (iii) shall require thirty (30) days written notice to be given to M.I.T. prior to any cancellation or material change thereof. The limits of such insurance shall not be less than [**] per occurrence with an aggregate of [**] for bodily injury including death; [**] per occurrence with an aggregate of [**] for property damage; and [**] per occurrence with an aggregate of [**] for errors and omissions. In the alternative, COMPANY may self-insure subject to prior approval of M.I.T. If COMPANY does not self-insure, COMPANY shall provide M.I.T. with Certificates of Insurance evidencing compliance with this Section. COMPANY shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which COMPANY or any AFFILIATE or SUBLICENSEE continues (i) to make, use, or sell a product that was a LICENSED PRODUCT under this Agreement or (ii) to perform a service that was a LICENSED PROCESS under this Agreement, and thereafter for a period of five (5) years.

                     9. REPRESENTATIONS AND WARRANTIES.

      9.1   By M.I.T.  M.I.T. warrants that:

            (a) as of the EFFECTIVE DATE, all inventors known to M.I.T. are listed in APPENDIX A and have assigned their rights to U.S. Serial Number 10/108,195 and PCT

Application Number US02/09517 to M.I.T. Damages on any breach of this warranty by M.I.T. shall not exceed the amounts received under Article 4 hereunder.

            (b) if development of the PATENT RIGHTS was supported with United States federal funds, M.I.T. has complied with the necessary federal regulations to enable M.I.T. to retain title to the PATENT RIGHTS.

      9.2 No Other Representations or Warranties. EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS will not infringe any patents or other intellectual property rights of M.I.T. or of a third party.

      IN NO EVENT SHALL EITHER PARTY, AND THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER EITHER PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

                                 10. ASSIGNMENT.

      This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of M.I.T., except that COMPANY may assign its rights and obligations under this Agreement without such prior consent to an AFFILIATE or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates; provided, however, that this Agreement shall immediately terminate if the proposed assignee, including an AFFILIATE, fails to agree in writing to be bound by the terms and conditions of this Agreement on or before the effective date of the assignment.
      .

                        11. GENERAL COMPLIANCE WITH LAWS

      11.1 Compliance with Laws. COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

      11.2 Export Control. COMPANY shall comply and shall require its AFFILIATES and SUBLICENSEES to comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. COMPANY hereby gives written assurance that it will comply with, and will require its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 8.1) for the consequences of any such violation.

      11.3 Non-Use of M.I.T. Name. COMPANY shall not and shall require its AFFILIATES and SUBLICENSEES not to use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., COMPANY may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the PATENT RIGHTS.

      11.4 Marking of LICENSED PRODUCTS. To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

                                12. TERMINATION.

      12.1 Voluntary Termination by COMPANY. COMPANY shall have the right to terminate this Agreement, for any reason, (i) upon at least six (6) months prior written notice to M.I.T., such notice to state the date at least six (6) months in the future upon which termination is to be effective, and (ii) upon payment of all amounts due to M.I.T. through such termination effective date.

      12.2 Cessation of Business. If COMPANY ceases to carry on its business related to this Agreement, M.I.T. shall have the right to terminate this Agreement immediately upon written notice to COMPANY.

      12.3  Termination for Default.

            (a) Nonpayment. In the event COMPANY fails to pay any amounts due and payable to M.I.T. hereunder, and fails to make such payments within thirty
(30) days after receiving written notice of such failure, M.I.T. may terminate this Agreement immediately upon written notice to COMPANY.

            (b) Material Breach. In the event either party commits a material breach of its obligations under this Agreement, except for COMPANY's breach as described in Section 12.3(a), and fails to cure that breach within sixty (60) days after receiving written notice thereof, the other party may terminate this Agreement immediately upon written notice to the other party.

      12.4  Effect of Termination.


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
            (a) Survival. The following provisions shall survive the expiration or termination of this Agreement: Articles 1, 8, 9, 13 and 14, and Sections 5.2 (only with respect to COMPANY's obligation to provide final report and payment), 5.4, 5.5, 11.1, 11.2 and 12.4. In addition, 7.4 and 7.5 shall survive, but only upon the expiration of the TERM.

            (b) Inventory. Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that (i) COMPANY pays M.I.T. the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement, and (ii) COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within six (6) months after the effective date of termination.

            (c) Destruction of TANGIBLE PROPERTY. Upon termination, COMPANY, its AFFILIATES and SUBLICENSEES shall return or destroy the TANGIBLE PROPERTY. This destruction shall be confirmed in writing.

            (d) Pre-termination Obligations. In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

                             13. DISPUTE RESOLUTION.

      13.1 Mandatory Procedures. The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as may be modified by their written agreement, the other party may bring an action for specific performance of these procedures in any court of competent jurisdiction.

      13.2 Equitable Remedies. Although the procedures specified in this Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief in any court of competent jurisdiction if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

      13.3  Dispute Resolution Procedures.

            (a) Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party ("Notice Date"), whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

            (b) Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Article.

      13.4 Performance to Continue. Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which the other party fails or refuses to perform its undisputed obligations. Nothing in this Article is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Articles 4 and 6 of this Agreement.

      13.5 Statute of Limitations. The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Sections 13.3(a) are pending. The parties shall cooperate in taking any actions necessary to achieve this result.

                               14. MISCELLANEOUS.

      14.1 Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

      If to M.I.T.:     Technology Licensing Office, Room NE25-230
                        Massachusetts Institute of Technology
                        77 Massachusetts Avenue
                        Cambridge, MA  02139-4307
                        Attention:  Director
                        Tel:  617-253-6966
                        Fax:  617-258-6790

      If to COMPANY:    ViaCell Neuroscience, Inc.
                        One Innovation Drive
                        Worcester, MA 01605
                        Attention: Director, Business Development
                        Tel:  508-793-1566, Extension: 6115
                        Fax:  508-754-1289

      With a copy to:   Head, Neuroscience Division


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
                        Tel: 508-793-1566, Extension: 6186
                        Fax: 508-754-1289

            All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

      14.2 Governing Law. This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

      14.3 Force Majeure. Neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

      14.4 Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

      14.5 Severability. In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within thirty (30) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 13. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

      14.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

      14.7 Headings. All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

      14.8 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


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
THE EFFECTIVE DATE OF THIS AGREEMENT IS AUGUST 7, 2002.

MASSACHUSETTS INSTITUTE OF                     VIACELL NEUROSCIENCE, INC
TECHNOLOGY


By: /s/Lita L.Nelsen                           By: /s/ Seth Franklestein
    ---------------------------------------        -----------------------------
Name:  Lita L. Nelsen, Director                Name:  Seth Franklestein
       ------------------------------------           --------------------------
Title: Director Technology Licensing Office    Title: Head, ViaCell Neuroscience
       ------------------------------------           --------------------------


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
APPENDIX A

                     List of Patent Applications and Patents


I.    United States Patents and Applications

      M.I.T. Case No. 9265
      "A Novel Fibroblast Growth Factor Dimer" by Chi-pong Kwan, Rahul Raman, Ram Sasisekharan, Zachary Shriver, and Ganesh Venkataraman

[**]

II.   International (non-U.S.) Patents and Applications

      M.I.T. Case No. 9265
      "A Novel Fibroblast Growth Factor Dimer" by Chi-pong Kwan, Rahul Raman, Ram Sasisekharan, Zachary Shriver, and Ganesh Venkataraman

[**]

                                   APPENDIX B
           List of Countries (excluding United States) for which
    PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

                             EPO, Japan, and Canada

                                   APPENDIX C

                                TANGIBLE PROPERTY

[**]


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